Exhibit 10.17

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

ONLINE GAMING OPERATIONS AGREEMENT

between

GOLDEN NUGGET ONLINE GAMING, INC.

and

DANVILLE DEVELOPMENT, LLC

November 18, 2020

ONLINE GAMING OPERATIONS AGREEMENT

This ONLINE GAMING OPERATIONS AGREEMENT (this “Agreement”), dated as of November 18, 2020 (the “Effective Date”), is entered into by and between GOLDEN NUGGET ONLINE GAMING, INC., a New Jersey corporation (“GNOG”), and DANVILLE DEVELOPMENT, LLC, a New York limited liability company (“DD”). GNOG and DD are collectively referred to herein as the “Parties” and individually as a “Party”.

RECITALS

A.           GNOG and its affiliates operate, own, control, manage, and administer various online gaming and betting services.

B.           DD has or will submit an application to the Illinois Gaming Board for a license to own and operate a land-based casino, that will be located and constructed in Danville, Illinois and shall be commonly referred to as the Golden Nugget Danville (the “Casino”), and, in connection therewith, DD shall be eligible to become the holder of Operating Licenses (as defined below).

C.           As permitted by IL Gaming Law, DD desires to engage GNOG to host, manage, administer, operate and support, GNOG Gaming Service in the State of Illinois in accordance with IL Gaming Law (collectively, the “Online Gaming Business”) on the terms and conditions more particularly set forth below.

D.           GNOG is experienced in the operation of online and mobile casino and sports wagering and wishes to conduct the Online Gaming Business on the terms and conditions more particularly set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS AND RULES OF INTERPRETATION.

1.1          Defined Terms. Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the following meanings:

“Action” shall mean any action, arbitration, audit, claim, demand, proceeding, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or court or similar body or arbitrator.

“Additional Revenue Share Payments” has the meaning set forth in Section 7.1.3.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by reason of management authority, by contract, or otherwise. For purposes of this Agreement, no Party shall be deemed an Affiliate of the other Party.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Audit Deficiency” has the meaning set forth in Section 7.6.

“Bankrupt” or “Bankruptcy” means with respect to any Person, that such Person (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) becomes the subject of an order for relief or is declared insolvent in any Governmental Entity bankruptcy or insolvency proceedings; (D) files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (A) through (D) of this clause (i); or (F) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties, or a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced against such Person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Bankruptcy Laws” means any applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally.

“Business Day” means any day in which banks are generally open for business in Illinois.

“Casino” has the meaning set forth in the Recitals.

“Claim Notice” has the meaning set forth in Section 12.1.3.

“Claims” has the meaning set forth in Section 12.1.1.

“Code” has the meaning set forth in Section 4.2.3.

“Confidential Information” has the meaning set forth in Section 9.1.

“CTRs” has the meaning set forth in Section 4.2.1.

“DD” has the meaning set forth in the preamble of this Agreement.

“DD Marks” has the meaning set forth in Section 13.21.

“DD Obligations” means those items in this Agreement, including as set forth in Section 4.1, that are the responsibility of DD.

“DD Operating Agreement” means that certain Amended and Restated Operating Agreement of Danville Development, LLC, dated effective as of November 18, 2020, by and between Wilmot Gaming Illinois, LLC, a New York limited liability company, and Golden Nugget Danville, LLC, a Delaware limited liability company.

“DD Reimbursed Expenses” means those costs and fees set forth in detail on Exhibit B attached hereto.

“DD Liability Claim” has the meaning set forth in Section 12.1.1.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Eligible Bank” means a full-service, commercial bank chartered under the Laws of the USA and having offices in the state of Illinois.

“Equipment Room” has the meaning set forth in Section 6.1.

“Equipment Room License” has the meaning set forth in Section 6.1.

“Federal Online Gaming Law” means a USA federal Law that establishes the statutory framework, including authorizing the creation of necessary rules and regulations, which permits and governs the offering of any real money Internet gaming at a national and/or an interstate level.

“Federal Sports Wagering Excise Tax” means the federal excise tax imposed upon sports wagering (or the tax rate currently in effect) and/or any replacement tax.

“Force Majeure” means any event which cannot be controlled, foreseen, or prevented by using reasonable efforts of a Party, and which materially and adversely affects and delays the performance of such Party of all or any material portion of its obligations under this Agreement. Such an event includes attacks to the network or any components of the GNOG Gaming Service or Online Gaming Platform that are out of GNOG’s control notwithstanding adequate security precautions and controls on the part of GNOG, war, insurrection or civil disorder, military operations or terrorism, quarantine, epidemic, declarations of a health emergency by a Governmental Entity, national or local emergency, acts or omissions of Governmental Entity, acts of God and natural disasters, fire, explosion, flood, theft or malicious damages, strike, lockout, and other industrial disputes. Force Majeure shall include any breach or default by any Third Party under any agreement whereby such Third Party performs or assists with the GNOG Obligations, provided that GNOG will diligently pursue all commercially reasonable remedies under such agreement with respect to such third-party breach or default. For purposes of this definition, anything within the control of an Affiliate of a Party shall be deemed to be within the control of such Party.

“Gaming Approvals” means any and all required approvals, authorizations, licenses, permits, consents, findings of suitability, registrations, clearances, exemptions, and waivers of or from any Gaming Authority, including those relating to the offering or conduct of gaming and gambling activities, or the use of gaming devices, equipment, supplies, and associated equipment in the operation of a casino or other gaming enterprise (including Online Gaming Services) or the receipt or participation in revenues or revenues directly or indirectly derived therefrom.

“Gaming Authority” means, collectively, those international, federal, state, local, foreign and other governmental, regulatory, and administrative authorities, agencies, commissions, boards, bodies, and officials responsible for, having jurisdiction over, or involved with the regulation of gaming or gaming activities, ancillary functions relating thereto, or the ownership of an interest in any Person that conducts gaming in any applicable jurisdiction, including within the State of Illinois and the IGB.

“Gaming Tax” means, for any given period, any taxes, fees, assessments or levies assessed based on Internet gaming gross revenues or wagering as specified in the IL Gaming Law or pursuant to federal Laws imposed by any Governmental Entity which are based on wagering or gross gaming revenues from time to time, which includes, without limitation, as applicable, (i) taxes, federal or otherwise, attributable to Online Casino Games and Online Poker Games as part of the GNOG Gaming Service; (ii) taxes, federal or otherwise, attributable to Online Sports Wagering as part of the GNOG Gaming Service; (iii) the Federal Sports Wagering Excise Tax, if applicable; and (iv) any replacement or additional tax or other charge in lieu thereof or in lieu of an increase thereof.

“GNOG Brands” means (I) any trademark, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the forgoing that, in each case, are used by GNOG in holding itself out to the public for business in connection with Online Casino Games, Online Poker Games and/or Online Sports Wagering, and (II) the “Golden Nugget” brand.

“GNOG” has the meaning set forth in the Recitals of this Agreement.

“GNOG Customer Data” has the meaning set forth in Section 8.2.1.

“GNOG Domain Names” means, initially, the following domains and such other domains as may be utilized by GNOG from time to time: goldennuggetsports.com and goldennuggetcasino.com.

“GNOG Equipment” has the meaning set forth in Section 6.1.

“GNOG Gaming Service” means an IL Online Gaming Service, branded under one or more GNOG Brands marketed and offered by GNOG to IL Participants, which GNOG operates and administers under DD’s Operating Licenses pursuant to this Agreement and utilizing the Online Gaming Platform.

“GNOG Marks” has the meaning set forth in Section 13.20.

“GNOG Obligations” has the meaning set forth in Section 3.2.

“GNOG Player” means an IL Participant who has entered into standard terms of use determined by GN to play or engage in the GNOG Gaming Service.

“GNOG Liability Claim” has the meaning set forth in Section 12.1.2.

“Go-Live Date” means the date on which the later of the following occurs: (a) the Parties have received all Governmental Approvals to conduct real money wagering in the state of Illinois under DD’s Operating Licenses; and (b) the GNOG Gaming Service is open, available, and approved to conduct business with the general public.

“Governmental Approvals” means, as applicable, all required approvals, authorizations, licenses, permits, consents, findings of suitability, registrations, exemptions, and waivers of or from any Governmental Entity, including any Gaming Approvals.

“Governmental Entity” means any federal, state, local, or foreign government or any provincial, departmental, or other political subdivision thereof, or any entity, body, or authority having or asserting executive, legislative, judicial, regulatory, administrative, or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality, or administrative body of any of the foregoing, including any Gaming Authority.

“Gross Gaming Revenue” means for any given period (a) with respect to Online Casino Games and Online Sports Wagering, all amounts wagered by GNOG Players through the GNOG Gaming Service, less all GNOG Player winnings on such Online Casino Games and Online Sports Wagering and (b) for Online Poker Games (if any), all revenue generated by the GNOG Gaming Service through utilization of Online Poker Games, including rake and tournament fees, after Player payoffs.

“IGB” means the Illinois Gaming Board.

“IL Gaming Law” means the Illinois Gambling Act of 2019 and the IL State Gaming Regulations, as modified, amended, or supplemented from time to time.

“IL Online Gaming Services” means any Online Gaming Service approved by the director of the IGB, operated under DD’s Operating Licenses, and made available to IL Participants pursuant to the IL Gaming Law.

“IL Participants” means those Persons who are permitted, in accordance with the IL Gaming Law and other applicable Gaming Laws, to participate in IL Online Gaming Services.

“IL State Gaming Regulations” means any applicable regulations (whether interim or final) promulgated by a Governmental Entity in Illinois pursuant to, or under authority granted by, the IL Gaming Law.

“Indemnified Party” has the meaning set forth in Section 12.1.3.

“Indemnifying Party” has the meaning set forth in Section 12.1.3.

“Infrastructure” means any physical assets that GNOG, its Affiliates, or Subcontractors directly or indirectly acquires, installs, or maintains from time to time in order to offer the GN Gaming Service.

“Initial Term” means the period starting on the Go-Live Date and ending on the date that is twenty (20) years following the Go-Live Date.

“Internet” means the international computer network of interoperable packet switched data networks, including the world-wide web, without regard to the means (or nature of the device) by which a user accesses the same.

“Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of, any permit, license, or other operating authorization (including any Governmental Approval) issued under any of the foregoing by, any Governmental Entity having jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Entity), as interpreted and enforced at the time in question.

“Liability Claim” means a DD Liability Claim or a GNOG Liability Claim, as the context may require.

“Material Change” has the meaning set forth in Section 4.3.2(b).

“Minimum Guarantee” has the meaning set forth in Section 7.1.2.

“Minimum Revenue Share Advance” has the meaning set forth in Section 7.1.3.

“Online Casino Game” means casino-style games of chance (excluding Sports Wagering) offered through the GNOG Gaming Service under DD’s Operating Licenses whereby participants in such game stake money or goods of monetary value and can win money or goods of monetary value, including without limitation, any game that: (i) is of a type of game that is played in casinos (for example: roulette, baccarat, blackjack, bingo, craps, virtual sports, big six wheel, keno, slot machines, mini-baccarat, red dog, pai gow, and sic bo, or variations thereof); or (ii) any other games which are permitted to be provided under DD’s Operating Licenses pursuant to IL Gaming Law, as determined by IGB.

“Online Casino Game & Online Poker Game Gross Gaming Revenue” means Gross Gaming Revenue generated by Online Casino Games and Online Poker Games as part of the GNOG Gaming Service.

“Online Casino Game & Online Poker Game Net Gaming Revenue” means Online Casino Game & Online Poker Game Gross Gaming Revenue minus the following: [***].

“Online Gaming Platform” means one or more online, interactive-software products to conduct, support, and maintain the GNOG Gaming Service from time to time (whether licensed or owned by GNOG), including, (i) software games and applications; (ii) anti-money laundering, "know-your-customer" and problem-gaming functionality; (iii) player account, back-end registration and payment/cashier-system functions and components; (iv) responsible gaming controls, (v) back-office tools, (vi) affiliate, loyalty, and bonus systems; and (vii) remote game servers, each as updated, modified or enhanced from time to time.

“Online Gaming Service” means, as permitted by applicable Gaming Laws, an interactive, online gaming service offered or conducted via the Internet, mobile, or other remote or electronic device or data network, whereby participants play any games as permitted by the applicable Gaming Laws, including Online Poker Games, Online Casino Games, and Online Sports Wagering.

“Online Poker Game” means an interactive, online, peer-to-peer poker game offered on a mobile or other remote or electronic device via the GNOG Gaming Service under DD’s Operating Licenses, whereby participants in such game stake money or goods of monetary value and can win money or goods of monetary value, but specifically does not include any social gaming.

“Online Sports Wagering” means any online sports wagering offered on a mobile or other remote or electronic device via the GNOG Gaming Service under DD’s Operating Licenses, whereby participants in such game stake money or goods of monetary value and can win money or goods of monetary value.

“Online Sports Wagering Gross Gaming Revenue” means Gross Gaming Revenue generated by Online Sports Wagering.

“Online Sports Wagering Net Gaming Revenue” means Online Sports Wagering Gross Gaming Revenue minus the following: [***].

“Operating Licenses” means any and all necessary Gaming Approvals which permit the holder to operate, manage, administer and make available an IL Online Gaming Service as anticipated by this Agreement.

“Operating Year” means each twelve (12) calendar month period following the Go-Live Date; provided, however, the first Operating Year shall commence on the Go-Live Date and end on the end of the twelfth (12th) full calendar month following the Go-Live Date.

“Owed Life Time Revenue Share” has the meaning set forth in Section 7.1.3.

“Paid Life Time Revenue Share” has the meaning set forth in Section 7.1.3.

“Party” and “Parties” have the meanings set forth in the preamble of this Agreement.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Party, Affiliate, or Governmental Entity.

“Player Incentives” means GNOG-issued promotional incentives actually provided to GNOG Players through the GNOG Gaming Service, including, without limitation, sign-up bonuses, retention bonuses, tournament prizes (cash and bonuses), redeemed vouchers, cash credits, free-play (including free spins), poker tournament entry tickets awarded to GNOG Players at no cost (which otherwise would have been purchased), tournaments dollars, guaranteed tournament prizes in excess of the actual tournament pool, and other bonuses provided to GNOG Players for future plays on or withdrawal from the GNOG Gaming Service.

“Property” means that certain casino facility to be constructed and referred to as the Golden Nugget Danville.

“Renewal Period” has the meaning set forth in Section 11.2.

“Required GNOG Tax Filings” has the meaning set forth in Section 4.2.3.

“Revenue Share” means the percentage of Online Casino Game & Online Poker Game Net Gaming Revenue, and the percentage of Online Sports Wagering Net Gaming Revenue, paid to DD pursuant to Section 7.1.1.

“Supplier License” means any and all necessary Gaming Approvals that will permit the holder to provide online business-to-business services, directly or indirectly, to a holder of an Operating License, for the offering of a branded Online Gaming Service.

“Subcontractor” has the meaning set forth in Section 3.2.

“Subordinate Mezzanine Loan” has the meaning set forth in the DD Operating Agreement.

“Tax” means all taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security, and wage withholding taxes) and installments and estimated taxes, assessments, deficiencies, levies, imposts, duties, withholdings, or other similar charges of every kind, character, and description and any interest, penalties, or additions to tax imposed thereon or in connection therewith.

“Term” means the Initial Term, subject to the earlier termination or extension of this Agreement in accordance with the provisions set forth herein.

“Third Party” means any Person, including a Subcontractor, who is not a Party or such Party's Affiliate, officer, manager, employee, general partner, or director.

“Unsuitable Person” means a Person, or such Person’s officers, directors, employees, agents, designees or representatives who is or might be engaged in (or about to be engaged in) any activity or activities, or was in or is involved in any relationship, which could or does (as determined in the sole, but reasonable, discretion of the relevant Party) jeopardize the other Party’s or its Affiliate’s Gaming Approvals, including, the Operating Licenses, in the case of DD, or the Supplier License, in the case of GNOG, or if any such Gaming Approval is threatened to be denied, curtailed, suspended or revoked as a result of such Person.

“USA” means the United States of America, including any state, territory, or possession thereof.

“Verification Checks” means the checks carried out by GN in order to attempt to verify (i) the age, identity, and physical location at the time of transaction of a potential GN Player and (ii) whether a GN Player is a self-excluded patron prohibited from conducting any wagering through the GN Gaming Service, all in accordance with IL Gaming Laws. DD hereby recognizes that GNOG may use Third Party supplier(s) to carry out such Verification Checks.

Rules of Interpretation. In this Agreement, except to the extent otherwise provided or the context otherwise requires: (a) when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise indicated; (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words "include," "includes," or "including" are used in this Agreement, they are deemed to be followed by the words "without being limited to"; (d) the words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) any reference to "days" means "calendar days" unless otherwise specified; (h) if a notice is to be given on a specified day, unless otherwise specifically provided herein, it must be given prior to 11:59 p.m., Eastern time; (i) references to a Person are also to its successors and permitted assigns; (j) the use of "or" is not intended to be exclusive unless expressly indicated otherwise; (k) any reference "$" and "dollars" is to the lawful money of the USA; (l) except as required by applicable Laws or any Governmental Entity, if any payment or other delivery requirement becomes due on a date that is not a Business Day, then such due date shall be extended to the next succeeding Business Day; and (m) unless otherwise expressly provided herein, any agreement, instrument, statute, rule, or regulation defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument, statute, rule, or regulation as from time to time amended, modified, or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, rules and regulations) by succession of comparable successor statutes, rules, and regulations.

Article 2
LICENSURE

2.1          Cooperation. At all times during the Term, each Party agrees to use commercially reasonable efforts to obtain and maintain all Governmental Approvals necessary on the part of such Party to consummate the transactions contemplated herein, including cooperating with all Governmental Entities and timely complying with all filing deadlines and any requests of a Governmental Entity. “Commercially reasonable efforts” means the efforts that a rational, objective person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.

2.2          Supplier License Application; Operating Licenses Amendment.

2.2.1            No later than ninety (90) days following the date on which DD receives all required Gaming Approvals for the operation of the Casino (or such later date so long as GNOG is diligently pursuing the actions set forth in this Section 2.2.1), GNOG shall file with IGB all required applications, documents, and other required information necessary to apply for and obtain a Supplier License allowing GNOG to provide the GNOG Gaming Service in the State of Illinois. GNOG shall also, at its sole cost and expense, diligently pursue obtaining all Governmental Approvals with respect to the GNOG Gaming Service, including all testing and certification of the Online Gaming Platform and related content.

2.2.2            No later than thirty (30) days following execution of this Agreement (or such later date so long as DD is diligently pursuing the actions set forth in this Section 2.2.2), subject to GNOG’s obligations in Section 2.2.1 above and to the extent required, DD shall file with IGB all required applications, documents, and other required information necessary to apply for and obtain Operating Licenses and other regulatory documentation or requests allowing GNOG to operate online gaming sites necessary to fulfill its obligations hereunder and to grant GNOG the right to host, manage, control, operate, support, and administer, under DD’s Operating Licenses, the gaming sites pursuant to the GNOG Gaming Service during the Term.

2.3          Obligation to Maintain. During the Term, each of DD and GNOG shall maintain and preserve all of its Gaming Approvals and other Governmental Approvals required in order to undertake or facilitate its activities under this Agreement, including, as applicable, its Operating Licenses and Supplier License, and at all times ensure compliance with all applicable Gaming Laws, including the IL Gaming Laws.

2.4          Obligation to Inform. Each Party shall inform the other Party within five (5) Business Days of receipt of any notice, correspondence, or other information received in connection with any Gaming Authority or Governmental Entity, which reasonably could have a material adverse impact on the Go-Live Date or obtaining or maintaining, as applicable, its Operating Licenses or Supplier License.

2.5          Assistance. DD shall cooperate and provide reasonable assistance to GNOG and its Subcontractors to the extent reasonably required, practicable, or necessary to obtain or maintain their Gaming Approvals relating to their activities under this Agreement.

2.6          Casino Branding. During the Term of this Agreement, DD shall not operate, or permit to be operated, the Casino under any brand other than “Golden Nugget” so long as IL Gaming Law requires the Online Gaming Business to be operated under the same brand as a licensee who operates a land-based (i.e., “Brick and Mortar”) casino located in the State of Illinois.

Article 3
GNOG Gaming Service

3.1          GNOG Gaming Service. Subject to and in accordance with the terms of this Agreement, DD hereby grants GNOG the exclusive right to host, manage, control, operate, support, and administer, under DD’s Operating Licenses, the Online Gaming Service during the Term. The GNOG Gaming Service shall comply with all applicable Laws, including all applicable Gaming Laws and all applicable privacy, data security, and financial Laws. The offerings in the Online Gaming Service shall be determined by GNOG in its sole and absolute discretion.

3.1.1            [***].

3.2          Administration of the Online Gaming Business. Subject to any limitations imposed by applicable Gaming Laws, and except for the DD Obligations, GNOG shall manage, administer and control all management decisions concerning, all aspects of the Online Gaming Business, which may include (a) the development, operation, enhancements, upgrades, updates, fixes, additions, substitutions and replacements of all or any component thereof; (b) updating, replacing and maintaining the Infrastructure; (c) providing and maintaining any websites and domain names; (d) determining the features and functionality associated with the GNOG Gaming Service; (e) branding, marketing and promotion of the GNOG Gaming Service; (f) day-to-day management of the player network, including Verification Checks, fraud and collusion monitoring and control; (g) management of Player Incentives, loyalty programs and player-related costs; (h) customer service functions, including prompt resolution of any player disputes; (i) providing the payment processing system and services appurtenant thereto, including payment of all GNOG Player withdrawals and prompt advance notification to DD with respect to any cage withdrawals by GNOG customers; (j) promptly providing to DD all information, reports and data necessary for DD to timely comply with all Gaming Laws and other Laws applicable to DD or respond to any inquiries or investigations by Gaming Authorities; (k) procuring Third Party vendors and suppliers, (1) operation, management and maintenance of any studio in connection with GNOG’s implementation of live streamed online games in accordance with Section 4.1.6, if applicable, and (m) any other required function or service reasonably required or necessary to provide, deliver or operate the Online Gaming Business in a manner consistent with generally accepted industry practices (collectively, the “GNOG Obligations”).

3.2.1            Notwithstanding anything to the contrary in this Agreement, and subject to any Gaming Laws, GNOG shall be entitled to use qualified contractors or subcontractors to perform or assist with the GNOG Obligations with respect to the GNOG Gaming Service hereunder (each, a “Subcontractor”), including subcontracting the provision for Online Gaming Platform and the services provided in accordance therewith; provided, GNOG shall always remain responsible for the performance of its obligations under this Agreement regardless of the fact it has employed Subcontractors to provide or assist with such service.

Article 4.
GAMING AND REGULATORY COMPLIANCE

4.1          DD Obligations. As a result of the GNOG Gaming Service being offered under DD’s Operating License, in addition to the other obligations of DD under this Agreement, DD shall be responsible for the following at no additional costs or fees to GNOG, other than as specified as a DD Reimbursed Expense or otherwise specified herein (collectively, the “DD Obligations”):

4.1.1            To obtain and maintain all Gaming Approvals and other Governmental Approvals required to perform its obligations under this Agreement with respect to the GNOG Gaming Service, including, without limitation, and subject to any reimbursement obligations of GNOG hereunder, DD’s Operating License;

4.1.2            Filing all reports with the Gaming Authorities required of a holder of an Operating License with respect to the GNOG Gaming Service, including, without limitation, gross gaming revenue, accounting and financial reports, customer activity and disputes reports, and reports regarding fraud and collusion. GNOG shall facilitate DD’s satisfaction of its duty herein by timely and reasonably providing DD with all requisite information, reports, and data in accordance with Section 3.2(j), including preparing the filing (where feasible);

4.1.3            Subject to reimbursement by DD in accordance with Section 7.4.1 of this Agreement, remitting all Gaming Taxes associated with the GNOG Gaming Service;

4.1.4            Providing all reasonable access to and reasonable use of DD “key employees” (as defined under IL Gaming Law) to support GNOG’s applications for, and maintenance of, Governmental Approvals required under IL Gaming Law; provided, however, the foregoing shall not relieve GNOG of any obligations it may have to provide its own “key employees” as required by IL Gaming Law in connection with GNOG’s operations under this Agreement; and

4.1.5            Any other obligations required to maintain DD’s Operating Licenses. DD’s Obligations shall at all times be performed in compliance with applicable Laws, including all applicable Gaming Laws and all applicable privacy, data security, and financial Laws.

4.1.6            To the extent permitted under IL Gaming Law, DD shall cooperate with GNOG in connection with implementing live streamed “over the table” and “live dealer” online games from the Casino; provided that all costs and expenses with respect to capital improvements and facilities related thereto shall be at GNOG’s sole cost and expenses.

4.2          Required Filings.

4.2.1            Currency Transaction Reports. GNOG shall be responsible for preparing and filing any and all Currency Transaction Reports (“CTRs”) other than with respect to cash transactions conducted at the DD cage and unless otherwise directed by Governmental Authorities. DD shall be responsible for preparing and filing any CTRs relating to transactions conducted by DD with GNOG Players at the DD cage (e.g., cage withdrawals or cage deposits made by GNOG Players).

4.2.2            Suspicious Activity Reports. GNOG shall be responsible for preparing any and all Suspicious Activity Reports-Casinos (“SARCs”) relating to transactions conducted by GNOG with GNOG Players as required by Law, and promptly delivering such SARCs to DD to be filed by DD on GNOG’s behalf under the DD taxpayer identification number. For purposes of clarity, with respect to any SARCs prepared by GNOG and delivered to DD, the GNOG taxpayer identification number will be documented in the SARC narrative relating to the reported transaction. DD shall be responsible for preparing and filing any SARCs relating to transactions conducted by DD with GNOG Players at the DD cage (e.g., cage withdrawals or deposits made by GNOG Players).

4.2.3            Required Tax Filings. GNOG shall be responsible for filing (under GNOG’s taxpayer identification number), and accounting to the appropriate Governmental Entity for, all filings required under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and any other applicable federal or state tax Laws in respect of money wagered by GNOG Players through the GNOG Gaming Service, including without limitation, all 1099 filings, W-2G filings, and filings related to the Federal Sports Wagering Excise Tax and related payments (collectively, “Required GNOG Tax Filings”).

4.2.4            GNOG Reporting. GNOG shall promptly provide to DD all information reasonably requested by DD from time to time in order for DD to comply with applicable Laws relating to any of the filings required under this Section 4.2, including without limitation verification of all Required GNOG Tax Filings, any CTRs or SARCs filed by GNOG. Any information provided by GNOG to DD pursuant to this Section 4.2.4 (i) shall be expressly subject to the confidentiality provisions of Article 9 of this Agreement, and (ii) shall not be used by DD for the acquisition of customers or for purposes competitive to GNOG. The restrictions set forth in the prior sentence shall survive any termination or expiration of this Agreement.

4.3          Compliance.

4.3.1            The Parties shall reasonably comply with IL Gaming Law with respect to any investigation or licensure conducted by any Gaming Authority into any activity or personnel associated with the conduct of real money wagering in the State of Illinois.

4.3.2            Changes in Law.

(a)          Monitoring. The Parties shall work together to monitor any changes to Law, including the IL Gaming Laws and Laws in respect of Tax, that affect the operation and promotion of the GNOG Gaming Service.

(b)          Definition. [***].

(c)          Negotiations. [***].

(d)          Termination. [***].

(e)          Termination Fees/Reimbursements. [***].

(i)            [***].

(ii)            [***].

4.3.3            GNOG shall implement Verification Checks that are compliant with the IL Gaming Law.

4.3.4            GNOG shall also be responsible for ensuring that if a GNOG Player has set deposit or betting limits, or limits on play duration, or time out from play, that any such limits are enforced. GNOG further agrees to implement any additional administrative measures to monitor game play as required by the IL Gaming Law.

4.3.5            Each Party shall cooperate with any Governmental Entity that has proper jurisdiction over the GNOG Gaming Service under the IL Gaming Laws or otherwise, if there is any bona fide request for information or investigation in relation to the GNOG Gaming Service to the extent required by applicable Laws. In such event, the Party that is subject to the request for information or investigation shall (providing that they are not bound by a duty of confidentiality towards the Governmental Entity making such request or conducting such investigation) promptly give written notice to the other Party of such request or investigation, providing reasonable details.

4.3.6            GNOG shall develop (or license or otherwise procure), implement, and maintain data security policies, protocols, and systems, which may include without limitation firewalls, security patches, anti-virus software, and data encryption processes, designed to reasonably protect all GNOG Customer Data and other data on the GNOG Gaming Service servers and systems against any data security breaches. DD shall have the opportunity to review and comment on all GNOG data security measures and any modifications thereto from time to time; provided, however, DD shall have no obligation to do so, and DD shall have no liability for any such review and comments provided to GNOG from time to time.

4.4          Sports Event Restriction. DD acknowledges that, in addition to any other sports events for which GNOG is prohibited from accepting wagers under IL Gaming Laws or pursuant to any restrictions imposed upon GNOG or its Affiliates by the governing body of any sports league or association (e.g., the National Basketball Association, National Football League, Major League Baseball, or National Collegiate Athletic Association), GNOG has informed DD that GNOG may not be permitted to accept any wagers on (a) any games or events involving the NBA Houston Rockets (including other teams with respect to such team’s participation in any such game or event involving the NBA Houston Rockets); (b) any futures or proposition wagers involving the NBA Houston Rockets; (c) the individual performance of any member of the NBA Houston Rockets, whether in a single game, a series of games, or all or part of a season (including futures such as Most Valuable Player Awards); (d) the individual performance of any player in any game where such player’s opponent is the NBA Houston Rockets; and (e) any other wager which is determined by GNOG in its sole discretion, based on advice of counsel, to be prohibited by IL Gaming Laws or applicable league rules.

GNOG reserves the right to amend its policy on the type of sports wagers it accepts at any time and from time to time, to the extent that GNOG reasonably determines that such amendment is required or permissible under applicable Laws or applicable league rules. DD agrees to at all times to comply with any reasonable policy directives issued by GNOG for purposes of complying with the foregoing.

Article 5
ACCOUNTS

5.1          Operating Account. Unless otherwise required by the IGB or in conformance with the IL State Gaming Regulations, GNOG will establish an operating bank account with an Eligible Bank (designated by GNOG and reasonably approved by DD) for the GNOG Gaming Service in compliance with IL Gaming Laws (the “GNOG Bank Account”). With respect to the GNOG Bank Account, GNOG shall be responsible for funding the GNOG Bank Account with all amounts required by GNOG to conduct business through the GNOG Gaming Service and the Player Funds Security Amount (as defined in Section 5.2 below).

5.2         Player Funds Security Amount. In addition to any operating funds in the GNOG Bank Account, GNOG will fund such amounts required to ensure the security of funds held in GNOG Player accounts as required by IL State Gaming Regulations (the “Player Funds Security Amount”). During the Term and for ninety (90) days following the expiration or termination of this Agreement (or such longer period as may be required by Gaming Authorities), GNOG will ensure that the balance maintained in the GNOG Bank Account is at all times greater than the sum of the daily ending cashable balance of all GNOG Player accounts, funds on game, and pending withdrawals.

Article 6
FACILITIES

6.1         Equipment Room License. DD hereby grants to GNOG a limited, revocable, nonexclusive license (the “Equipment Room License”) to use, upon construction, a portion of the equipment room space at the Property as may be reasonably required by GNOG (the “Equipment Room”) solely to install, operate, maintain and repair servers, computer racks, computer equipment, software, hardware and other equipment owned, licensed or leased by GNOG or its designees, associated with GNOG Gaming Service (the “GNOG Equipment”).

6.1.1            DD agrees that GNOG will have use of, and access to, electrical power, backup generator power, HVAC, fire suppression and redundancies in the Equipment Room (“Support Facilities”). Any additions or enhancements to Support Facilities will be at the cost and expense of GNOG pursuant to Section 6.1.2 below. Equipment Room shall adequately house the GNOG Equipment and allow GNOG to reasonably install, operate, maintain and repair the GNOG Equipment. DD will have the right to require GNOG to reasonably relocate the GNOG Equipment within the Equipment Room; provided, however, DD will not require GNOG to relocate the GNOG Equipment on less than sixty (60) days written notice, except in the case of an Emergency. In the event of an Emergency, DD will use reasonable efforts to provide GNOG immediate notice upon discovery of or identification of such impeding event that does, or with the passage of time, may keep GNOG from properly utilizing the Equipment Room.  Subject to Section 6.1.2 below, GNOG shall not be responsible for any lease or rental costs for use of the Equipment Room.

6.1.2            GNOG shall, at its sole cost and expense, be responsible for paying for any alterations, improvements or capital expenditures to the Property, Equipment Room and/or related infrastructure which is either (i) required by IL Gaming Law for the GNOG Equipment, or (ii) which GNOG may reasonably deem necessary, in either case for the installation and proper operation of the GNOG Equipment and any other GNOG equipment located in the Equipment Room, including without limitation, additional power supply, additional air-conditioning, dedicated data circuits, and internet service. All such alterations, improvements or capital expenditures under Section 6.1.2(ii) above shall be performed at the direction of DD at GNOG’s sole cost and expense. GNOG shall be responsible, at its sole cost and expense, for the maintenance and repair of any improvements or alterations which solely service GNOG Equipment. Subject to the terms of this Article 6, DD shall be responsible to maintain and repair Support Facilities which service all equipment located in the Equipment Room generally.

6.1.3            Notwithstanding anything in this Article 6 to the contrary, GNOG may retain the GNOG Equipment in the Property until the end of sixty (60) Business Days after the end of the Term or the expiration or earlier termination of this Agreement and retain access to the Property for the sole purpose of removing the GNOG Equipment. To the extent that GNOG Equipment continues to occupy the Equipment Room beyond any period permitted under this Agreement, any GNOG Equipment remaining after such period shall be deemed abandoned, automatically become the property of DD and DD may use or dispose of such GNOG Equipment as DD may determine in its sole and absolute discretion and at DD’s sole cost.

6.2         Anything in this Agreement to the contrary notwithstanding, and except in the case of gross negligence or willful misconduct of DD, GNOG hereby waives any and all rights of recovery, claim, action or cause of action against DD, its officers, directors, employees or agents for any damage to the Equipment Room or GNOG Equipment, by reason of fire, the elements or any other cause which is insurable under a standard “all risk” property insurance policy on the GNOG Equipment, regardless of cause or origin. The provisions of this Section 6.2 shall survive the expiration or termination of this Agreement.

Article 7
FEES

7.1         Revenue Share.

7.1.1            Revenue Share. For each Operating Year, GNOG shall be obligated to pay to DD an amount equal to [***] of the Online Casino Game & Online Poker Game Net Gaming Revenue, and an amount equal to [***] of Online Sports Wagering Net Gaming Revenue, in each case for such Operating Year (“Revenue Share”); provided, that for each Operating Year until the Minimum Guarantee is satisfied, the Revenue Share shall only be payable as Additional Revenue Share Payments as provided in Section 7.1.3(c) below. For each Operating Year after satisfaction of the Minimum Guarantee, the Revenue Share for such Operating Year shall be paid within thirty (30) days following the end of each Operating Year.

7.1.2            Minimum Guarantee. GNOG will guarantee a minimum payment of [***] in aggregate for the Revenue Share during the Term (“Minimum Guarantee”), payable as provided in Section 7.1.3 below; provided, however, GNOG shall have a one-time right to terminate for no cause on at least twelve (12) months notice to DD effective on the last day of Operating Year 5 by paying [***] to DD (the “No Cause Termination Fee”) in addition to all other amounts that are due and payable hereunder.

7.1.3            Payment Schedule. The payment schedule of the Minimum Guarantee will be payable in advance as follows (each such payment, a “Minimum Revenue Share Advance”):

(a)            On the Go-Live Date [***] shall be paid as a credit against amounts outstanding under the Subordinate Mezzanine Loan or, if the Subordinate Mezzanine Loan has been fully paid by said date, then to DD. Such amount shall represent the portion of the Minimum Guarantee owed by GNOG for Operating Years 1 and 2.

(b)            For Operating Year 3 and each Operating Year thereafter, GNOG shall pay to DD an amount equal to [***] within thirty (30) days following the commencement of each such Operating Year until the Minimum Guarantee has been paid in full.

(c)            [***].

(i)	[***]

(ii)	[***]

[***].

7.2         Additional Fees. At all times during the Term, GNOG shall be obligated to reimburse DD for all DD Reimbursed Expenses (attached hereto in Exhibit B) incurred by DD in connection with this Agreement, and any other amounts that are made the responsibility of GNOG under this Agreement on the terms set forth below.

7.3         Reports.

7.3.1            By no later than ten (10) days (or sooner if required by Gaming Laws) following the end of each calendar month during the Term following the Go-Live Date, and in addition to any other reports required by GNOG under this Agreement, GNOG shall provide DD with a full and accurate statement of revenues generated from the GNOG Gaming Service for the prior calendar month (the “GNOG Revenue Report”), setting forth in reasonable detail the following: (a) Gross Gaming Revenue generated from Online Casino Games, Online Poker Games, and Online Sports Wagering, respectively; (b) any permitted deductions from Gross Gaming Revenue, including, without limitation, GNOG’s calculation of Gaming Taxes owed; (c) GNOG’s calculation of Net Gaming Revenue generated from the GNOG Gaming Service; and (d) the monthly portion of Revenue Share GNOG owes to DD for the preceding calendar month, any credits applicable thereto, and the amount due and payable in respect thereof in accordance with Section 7.1.

7.3.2            No later than fifteen (15) Business Days following DD’s receipt of the GNOG Revenue Report, DD shall deliver a statement to GNOG that describes in detail reasonably acceptable to GNOG any DD Reimbursed Expenses GNOG owes to DD for the immediately preceding calendar month.

7.4         Monthly Payments. GNOG’s payment to DD of all undisputed amounts reflected in any invoice is due upon receipt, and, except as otherwise expressly provided herein, GNOG shall pay to DD all amounts set forth in such corresponding invoice within thirty (30) days following receipt. Any amount not received by the payment deadline will be subject to interest at the lesser of five percent (5%) per annum or the maximum rate allowed by Law.

7.4.1            Notwithstanding the payment terms set forth in Section 7.3 (i) invoices specific to IGB investigative fees or other IGB assessments specifically attributable to GNOG or the GNOG Gaming Service shall be payable to DD within fifteen (15) Business Days following receipt of invoice therefore, so long as such invoice is promptly delivered to GNOG and (ii) payments by GNOG for Gaming Taxes owed with respect to the GNOG Gaming Service for the previous calendar month shall be due not later than one (1) Business day prior to the due date for DD’s payment. The foregoing shall not be subject to dispute or withholding by GNOG for any reason.

7.4.2            Each payment obligation of GNOG hereunder in respect of periods prior to the expiration or termination of this Agreement shall survive the same and shall be payable upon such time as is contemplated under this Agreement.

7.5         Payment Method. All payments required under this Article 7 shall be made by means of wire transfer in immediately available funds to an account DD may indicate pursuant to Section 13.12.

7.6         Right to Audit. . Both Parties will keep and maintain accurate books of account and records covering all transactions relating to this Agreement. Each Party is entitled at its sole cost and expense, to: (a) audit such books and records up to two (2) times each calendar year, upon at least thirty (30) days prior written notice to the other Party, or at any time during a calendar year upon written demand by any Gaming Authority to the extent such demand relates to the other Party’s books and records, in each case upon at least forty-eight (48) hour notice, by sending an authorized representative, agent, attorney and/or accountant, during normal business hours, to the then current business address in the USA of the other Party where records are maintained; and (b) make or cause such authorized representative, agent, attorney or accountant to make copies and summaries of such books and records for use in auditing only (such books and records and copies and summaries, will be deemed Confidential Information). Both Parties will retain all such books of account and records for a minimum of seven (7) years following the calendar year to which they relate. If DD discovers that GNOG underpaid any Revenue Share payments to DD for any period under audit, subject to any Minimum Revenue Share Advance payment made covering such period (an “Audit Deficiency”), then (i) GNOG shall promptly pay to DD any such Audit Deficiency and (ii) if such Audit Deficiency is ten percent (10%) or more and was not due to an error in the invoice provided by DD under Section 7.3.2, (x) GNOG will promptly reimburse DD for all costs and expenses of such audit and any collection costs and two percent (2%) interest on the Audit Deficiency. DD will promptly reimburse to GNOG any DD Reimbursed Expenses and/or Revenue Share overpayments DD or GNOG discovers in the audit.

Article 8
Ownership

8.1         GNOG Gaming Service and Online Gaming Platform Ownership.

8.1.1            DD acknowledges and agrees that GNOG owns or licenses all right, title, and interest in and to the Online Gaming Platform, GNOG Gaming Service and Infrastructure, and that other than the rights expressly to DD granted under this Agreement, DD has no rights in and to the foregoing. The Parties agree that there are and shall be no implied licenses under this Agreement and that GNOG expressly reserves all rights not expressly granted to DD hereunder.

8.1.2            GNOG hereby grants to DD during the Term a limited, revocable, nonexclusive, royalty-free, non-transferable license (subject to the IL Gaming Law) to use and access the Online Gaming Platform solely as necessary to carry out DD’s obligations under this Agreement or under the Gaming Laws.

8.1.3            GNOG will own or license all right, title, and interest in and to any GNOG Domain Names. DD acknowledges and agrees that it shall not acquire any rights in the foregoing except as expressly granted under this Agreement or other written agreements between the Parties and GNOG expressly reserves all rights not so expressly granted.

8.1.4            DD acknowledges and agrees that GNOG is the owner or licensee of the GNOG Brands and either GNOG, such licensor or such ultimate owner of the GN Brands owns all goodwill associated therewith. DD further acknowledges and agrees that its use of the GN Brands, if any, as expressly provided for under this Agreement, inures to the benefit of GNOG and that DD shall not acquire any rights therein outside of any separate Agreements that may be in place.

8.1.5            DD may not reverse-engineer, decompile, or disassemble any aspect of the Online Gaming Platform or the GNOG Gaming Service. DD may not reproduce, display, perform, distribute, sell, modify, or create derivative works based upon any aspect of the Online Gaming Platform or the GNOG Gaming Service. DD shall not (a) permit any Persons to use any aspect of the Online Gaming Platform or GNOG Gaming Service except as expressly stated hereunder or as otherwise agreed by the Parties or (b) use any aspect of the Online Gaming Platform or GNOG Gaming Service in the operation of a service bureau.

8.2         Customers and Data Ownership.

8.2.1            GNOG shall own all information related to the GNOG Players, including personally identifiable information and historical play information (“GNOG Customer Data”), and DD hereby assigns any and all current and future rights in the GNOG Customer Data acquired through the GNOG Gaming Service to GNOG; provided, however, that GNOG shall provide to DD any and all GNOG Customer Data that DD is required to maintain under applicable Gaming Laws under two conditions: (i) nothing contained in this Section 8.2.1 shall limit GNOG from exploiting the GNOG Customer Data in any way; (ii) nothing contained in this Section 8.2.1 shall permit DD to use GNOG Customer Data for any purpose other than compliance with applicable Gaming Laws; (iii) DD shall be responsible for compliance with applicable Laws concerning privacy and personally identifiable information in connection with its use of GNOG Customer Data; and (iv) GNOG shall only be required to disclose GNOG Customer Data which includes personally identifiable information as required in order for DD to comply with applicable Gaming Laws. GNOG and DD will each use commercially reasonable efforts to: (i) in the case of GNOG, encourage GNOG Players to patronize the DD Casino in Danville, Illinois, and (ii) in the case of DD, encourage Casino customers to patronize the GNOG Gaming Service; provided, however, all such efforts shall be subject in all respects to applicable privacy policies and privacy laws in effect from time to time. DD acknowledges and agrees that GNOG Customer Data shall be Confidential Information and it shall not, and shall not permit any Person to, transfer or disclose any GNOG Customer Data to any other Person: (a) without the prior written consent of GNOG, which consent may be granted or withheld in GNOG’s sole discretion, or (b) unless required by Law. Notwithstanding anything contained in this Agreement, DD shall use the GNOG Customer Data only in connection with its obligations hereunder and shall (i) hold it in strict confidence, (ii) use standard industry practices to keep it secure and (iii) promptly notify GNOG of any breach and assist GNOG in taking any remedial action reasonably requested by GNOG.

8.2.2            Subject to applicable Laws, GNOG shall be entitled to create, implement, and amend the terms of use and privacy policies for the GNOG Gaming Service as it deems appropriate. Each Party shall be solely responsible for compliance with all applicable Laws concerning privacy and personally identifiable information in connection with its use of GNOG Customer Data.

Article 9
Confidentiality

9.1         Confidentiality. Each of GNOG and DD acknowledges that it may acquire Confidential Information (as defined below) with respect to the other Party and the Online Gaming Business. In connection therewith, each Party covenants to refrain from using or disclosing at any time any such Confidential Information with respect to the other Party except as expressly permitted under this Agreement or to the extent necessary to fulfill such Party’s duties under this Agreement. Each Party may share the Confidential Information disclosed by the other Party (the “Disclosing Party”) to such receiving Party (the “Receiving Party”) with such Receiving Party’s Affiliates, shareholders, members, managers, directors, officers, employees, agents, advisors, and accountants (collectively, “Representatives”) who need to know such Confidential Information in order for the Receiving Party to perform its obligations and duties under this Agreement; provided, however, that (i) the Receiving Party informs such Representatives of the confidential nature of the Confidential Information and (ii) such Representatives agree to keep such information confidential in accordance with the terms of this Article 9. The Receiving Party will protect and maintain the confidentiality of the Confidential Information it receives from the Disclosing Party with the same care it uses to protect and maintain its own Confidential Information, but in no case less than a reasonable degree of care. Notwithstanding anything in this Agreement to the contrary, the Receiving Party shall be responsible for any action or inaction by any of its Representatives if such action or inaction could constitute a breach of the obligations of this Article 9 had such action or inaction been made by the Receiving Party.

For purposes of this Agreement, “Confidential Information” shall mean all information with respect to a Party and its Affiliates and the Online Gaming Business, including, without limitation, confidential information and trade secrets concerning such business and other plans, customer names, customer requirements and supplier names, profit formulas and financial plans, disclosed by the Disclosing Party to the Receiving Party, whether orally or in writing, whether or not labeled as confidential. “Confidential Information” shall not include information that:

(i)            was available to the general public at the time it was disclosed or becomes available to the general public subsequent to the disclosure (provided that this exception will not apply if the public disclosure is due to an act or omission of the Receiving Party or its Representatives);

(ii)            was independently developed by the Receiving Party or its Representatives without any use of or reference to the Disclosing Party’s Confidential Information; or

(iii)            was properly and legally received from a third party which is not an Affiliate of GNOG or DD and which is not under any duty to the Disclosing Party not to disclose such information at the time of such disclosure.

9.2         Disclosures Required by Law. The Receiving Party and its Affiliates may disclose information received under this Agreement to the extent required by applicable Law, an order or requirement of a court, a subpoena or other discovery process (e.g., interrogatories or requests for the production of documents), or an order or requirement of any Governmental Entity having jurisdiction over the Receiving Party or any relevant Affiliate); provided, however, that the Receiving Party shall, if legally permitted, provide prompt notice thereof to the Disclosing Party prior to any such disclosure so that the Disclosing Party can determine whether the Disclosing Party desires to obtain a protective order or otherwise prevent public disclosure of such information. If the Disclosing Party seeks a protective order, then the Receiving Party and any relevant Affiliate will provide reasonable cooperation at the Disclosing Party’s request and expense. In the event that a protective order or other remedy is not obtained, the Receiving Party and any relevant Affiliate may furnish only that portion of the Confidential Information that is legally required to be disclosed and shall exercise all commercially reasonable efforts, at the Disclosing Party’s expense, to obtain reliable assurance that confidential treatment will be accorded such disclosed Confidential Information. Notwithstanding anything to the contrary contained in this Agreement, this Section 9.2 shall not apply to any audit, examination or inquiry by the Securities and Exchange Commission, and in no event shall the Receiving Party or its Affiliates be restricted or prohibited from disclosing any information in connection with the same.

9.3         Remedies. Each of GNOG and DD hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies each may have available to it pursuant to the Laws of any jurisdiction or common law or judicial precedent to prevent the disclosure of proprietary or Confidential Information, and the enforcement by any of them of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement. In furtherance of the foregoing and in addition to any other remedies that may be available in law, in equity or otherwise, Disclosing Party shall be entitled to seek injunctive relief to prevent any unauthorized use or disclosure of Confidential Information without having to prove damages or post a bond or other security.

9.4         Return or Destruction of Confidential Information. Upon termination of this Agreement, each Receiving Party agrees to destroy or return to the Disclosing Party all documents or recorded material of any type (including all copies, extracts or other recordings thereof) which may be in its possession or under its control and which constitutes (in whole or in part) Confidential Information of such Disclosing Party; provided, that the Receiving Party and its Representatives may retain (i) Confidential Information to the extent it is backed up on electronic information management and communications systems or servers in the ordinary course and is not available to an end user and cannot be expunged without considerable effort and (ii) Confidential Information to the extent such retention is required by bona fide document retention implemented to comply with applicable Law, regulation or enforceable professional standards and consistently applied with appropriate access restrictions. Any Confidential Information so retained shall remain subject to this Article 9 until returned or destroyed.

9.5         Non-Waiver. Each Party acknowledges and agrees that some of the Confidential Information may be subject to certain legal privileges or may be classified as, or considered to be, a trade secret. Disclosure of Confidential Information is not intended to, and does not constitute, a waiver of any legal privileges, including, without limitation, attorney-client privilege or work product privilege, or impair its classification or protection as a trade secret. All obligations arising hereunder with respect to Confidential Information that constitutes a trade secret under applicable Law shall survive termination of this Agreement until such Confidential Information no longer constitutes a trade secret.

9.6         Survival. The provisions of this Article 9 shall survive any termination of this Agreement.

Article 10
REPRESENTATIONS AND WARRANTIES

10.1       Representations and Warranties of DD. In order to induce GNOG to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, DD hereby represents and warrants as of the date hereof to GNOG as follows:

10.1.1            Organization. DD is a limited liability company, duly organized and validly existing under the Laws of the State of New York.

10.1.2            Authority and Validity. DD has the requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery by DD of, and the performance by DD of its obligations under this Agreement have been duly authorized by the requisite action on its part, including, if necessary, approval of the board of directors of DD’s parent entity. This Agreement is the valid and binding obligation of DD, enforceable against DD in accordance with its terms, except insofar as enforceability may be affected by Bankruptcy Laws or by principles governing the availability of equitable remedies.

10.1.3            Non-Contravention. The execution, delivery and performance by DD of this Agreement does not and will not (a) conflict with or violate any provision of DD’s organizational documents, (b) result in any violation of or breach or default under or loss of rights under any contract or agreement to which DD is a party or by which it is bound, (c) violate any Law to which DD is subject, or (d) violate, conflict with or result in a default, right to accelerate or loss of rights under any order, judgment or decree to which DD is a party or by which it is bound or affected.

10.1.4            No Consents. Except with respect to any applicable Gaming Approval, no material approval of, notice to, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to DD in connection with the execution, delivery and performance of this Agreement.

10.1.5            No Litigation. Except as disclosed in writing to GNOG on or before the execution of this Agreement, there is no pending or, to DD’s actual knowledge, threatened Claims, lawsuits, governmental actions or other proceedings against DD or its assets before any court, agency or other judicial, administrative or other governmental body or arbitrator which could reasonably be expected to have a material adverse effect on the GNOG Gaming Service.

10.1.6            Permits. DD has obtained all licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement.

10.2       Representations and Warranties of GNOG. In order to induce DD to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, GNOG hereby represents and warrants as of the date hereof to DD as follows:

10.2.1            Organization and Qualification. GNOG is a limited liability company, duly organized and validly existing under the Laws of the State of New Jersey.

10.2.2            Authority and Validity. GNOG has the requisite power and authority to execute, deliver and perform its respective obligations under this Agreement. The execution and delivery by GNOG of, and the performance by GNOG of its obligations under this Agreement have been duly authorized by the requisite company, corporate, or other such organizational action on its part, including if necessary approval of the sole manager of GNOG. This Agreement is the valid and binding obligation of GNOG, enforceable against GNOG in accordance with its terms, except insofar as enforceability may be affected by Bankruptcy Laws or by principles governing the availability of equitable remedies.

10.2.3            Non-Contravention. The execution, delivery and performance by GNOG of this Agreement does not and will not (a) conflict with or violate any provision of GNOG’s organizational documents, (b) result in any violation of or breach or default under or loss of rights under any contract or agreement to which GNOG is a party or by which it are bound, (c) violate any Law to which GNOG is subject, or (d) violate, conflict with or result in a default, right to accelerate or loss of rights under any order, judgment or decree to which GNOG is a party or by which it is bound or affected.

10.2.4            No Consents. Except with respect to any applicable Gaming Approval, no material approval of, notice to, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to GNOG in connection with the execution, delivery and performance of this Agreement.

10.2.5            Cooperation. Each of the Parties shall reasonably execute and deliver such additional documents, instruments, conveyances, letters, authorizations, permits, and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement, to give effect to the transactions contemplated by it, and to follow IL Gaming Law and IL State Gaming Regulations.

10.3       No Litigation. Except as disclosed in writing to DD on or before the execution of this Agreement, there is no pending or, to GNOG’s actual knowledge, threatened Claims, lawsuits, governmental actions or other proceedings against GNOG or its assets before any court, agency or other judicial, administrative or other governmental body or arbitrator which could reasonably be expected to have a material adverse effect on the GNOG Gaming Service.

Article 11
TERM AND TERMINATION

11.1       Commencement of Term. The Term shall commence on the Go-Live Date and continue for the duration of the Initial Term. Upon request by either Party, the Parties shall execute a letter confirming the Go-Live Date in the form attached hereto as Exhibit A. Notwithstanding the foregoing, this Agreement shall terminate (a) upon written notice of a Party exercising its termination rights as set forth in Section 11.3 or (b) in accordance with Section 13.1.

11.2       Intentionally Omitted.

11.3       Termination.

11.3.1            Either GNOG or DD can terminate this Agreement upon written notice to the other Party on the following terms:

(a)            subject to the notice and cure requirements of Section 11.5, upon a material breach of this Agreement by the other Party;

(b)            in the event the other Party or any of its officers, directors or shareholders that are licensed pursuant to the IL Gaming Laws is or becomes an Unsuitable Person and such event is not cured with thirty (30) days (or such shorter period as may be prescribed by applicable Gaming Authorities) following written notice from the terminating Party;

(c)            in the event the other Party (i) commences any case, proceeding or other action under any existing or future debtor relief law, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (D) appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (ii) makes a general assignment for the benefit of its creditors;

(d)            if there is commenced against such other Party in a court of competent jurisdiction any case, proceeding or other action of a nature referred to in clause (c) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, unstayed or unbonded for thirty (30) days;

(e)            in the event (i) any Governmental Entity institutes, maintains or brings an Action under any Law of the USA seeking to criminally penalize the offering or conduct of all Online Gaming Services in general, or (ii) the offering or conduct of Online Gaming Services is otherwise no longer permitted in the State of IL under applicable Laws (including, without limitation, Federal Online Gaming Law or IL Gaming Law); provided, that such event shall not constitute cause for termination of this Agreement unless it applies to all components of the GNOG Gaming Service (e.g. Online Sports Wagering, Online Casino Games and Online Poker Games, as applicable); or

(f)            any Gaming Authority in the State of Illinois disapproves this Agreement or the commercial components thereof, and the Parties, acting together in good faith, are not able, without materially frustrating the commercial intent of this Agreement, to amend the Agreement so that the applicable Gaming Authority approves this Agreement in a timely manner.

11.4       Effect of Termination.

11.4.1            In the event this Agreement is terminated the Parties shall otherwise comply with their respective obligations under this Agreement applicable to the termination or expiration of the then current term, including without limitation, with respect to compliance with Laws, settlement of all GNOG Player accounts, and payment of all obligations owed to third parties in connection with GNOG’s operations relating to this Agreement.

11.5       Cure Rights.

11.5.1            Right to Cure. No Party shall be entitled to recover damages or terminate this Agreement pursuant to Section 11.3.1 by reason of any breach by another Party of its obligations hereunder, unless the breaching Party fails to remedy such breach within (a) 10 days with respect to any failure of the breaching Party to pay any amounts owed under this Agreement, and (b) sixty (60) days following receipt of the non-breaching Party’s notice thereof with respect to any other breaches (or, with respect to clause (b), if such cure cannot reasonably be accomplished within such sixty (60) day period, the breaching Party shall not in good faith have commenced such cure within such period and shall not thereafter have remedied such breach within an additional ninety (90) day period).

11.5.2            No Right of Offset. In the event of any failure by either Party (or its Affiliate) to meet an undisputed payment obligation under this Agreement, neither Party (or its Affiliate) shall have any rights of set-off at law or in equity.

11.6       Wind-Down Period. Upon the expiration of the term of this Agreement, provided that DD still holds valid Operating Licenses and GNOG is still permitted to operate the GNOG Gaming Service under the IL State Gaming Regulations, GNOG shall have a wind-down period equal to the greater of three (3) months after the termination date, or the period of time required by Gaming Authorities. During such wind-down period, GNOG shall have the right to continue providing the GNOG Gaming Service in the same technical manner, and under the same obligations, that it was provided immediately prior to termination of this Agreement under the terms of this Agreement. During such wind-down period, the Parties shall cooperate in developing and implementing a reasonable plan to wind down the GNOG Gaming Service in an orderly manner.

11.7       Survival. Upon termination of this Agreement all rights and obligations of the Parties under this Agreement shall terminate, other than Section 4.2.4, Article 8, Article 9, Section 11.6, Section 11.7, Article 12 and Article 13 or otherwise specifically set forth herein, provided that all amounts owed to a Party for the period prior to such termination are paid to such Party as contemplated herein.

Article 12
Indemnification

12.1       Indemnification.

12.1.1            DD hereby agrees to indemnify and defend, to the fullest extent permitted by Law, GNOG and its Affiliates from, against and in respect of any and all liabilities, judgments, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, losses, fines, penalties, injuries, deficiencies, demands, fees, costs, amounts paid in settlement or indemnification (including reasonable attorneys’ and expert witness fees, costs and disbursements in connection with investigating, defending or settling any Action or threatened Action), and other expenses (collectively, “Claims”), related to or arising or resulting from (each, a “DD Liability Claim”):

(a)            any breach or default in performance by DD of any representation, warranty, covenant or obligation contained in this Agreement;

(b)            except to the extent caused in whole or in part by any acts or omissions of GNOG or its Affiliates, any violation of any Law, including the IL Gaming Law by DD;

(c)            except to the extent caused in whole or in part by any acts or omissions of GNOG or its Affiliates, GNOG’s Gaming Approvals or DD’s Operating License in the State of Illinois being suspended, revoked, cancelled, not renewed or terminated due to the act or omission of DD;

(d)            except to the extent caused in whole or in part by any acts or omissions of GNOG or its Affiliates, any claim related to any GNOG Customer Data security breach;

(e)            any claim by any employee of DD, including without limitation any claims under a “joint employer” theory or otherwise alleging that GNOG is the employer of, or otherwise has liabilities or obligations towards, such employee of DD; or

(f)            the gross negligence or willful misconduct of DD.

12.1.2            GNOG hereby agrees to indemnify and defend, to the fullest extent permitted by Law, DD and its Affiliates from, against and in respect of any and all Claims related to or arising or resulting from (each, a “GNOG Liability Claim”):

(a)            any breach or default in performance by GNOG of any representation, warranty, covenant or obligation contained in this Agreement;

(b)            except to the extent caused in whole or in part by any acts or omissions of DD or its Affiliates, any violation of any Law, including the IL Gaming Law or failure to pay any Gaming Taxes related to the GNOG Gaming Service, by GNOG;

(c)            except to the extent caused in whole or in part by any acts or omissions of DD or its Affiliates, GNOG’s Gaming Approvals or DD’s Operating License in the State of Illinois being suspended, revoked, cancelled, not renewed or terminated due to the act or omission of GNOG;

(d)            any claim that DD’s offering of the GNOG Gaming Service pursuant to the terms of this Agreement infringes the intellectual property rights of a Third Party;

(e)            except to the extent caused in whole or in part by any acts or omissions of DD or its Affiliates, any claim brought by a GNOG Player or any vendors or other service providers of GNOG relating to, arising out of or in connection with the GNOG Gaming Service;

(f)            except to the extent caused in whole or in part by any acts or omissions of DD or its Affiliates, any claim related to any GNOG Customer Data security breach;

(g)            any claim by Governmental Authorities regarding (i) incorrect, incomplete or improper filings required under Section 4.2 made by GNOG or by DD on GNOG’s behalf with respect to GNOG’s operations; provided, that filings made by DD on GNOG’s behalf were submitted as required under applicable Law and as prepared by GNOG, or (ii) GNOG’s failure to prepare and/or caused to be filed any filings required under Section 4.2;

(h)            any claim by any employee of GNOG, including without limitation any claims under a “joint employer” theory or otherwise alleging that DD is the employer of, or otherwise has liabilities or obligations towards, such employee of GNOG; or

(i)            the gross negligence or willful misconduct of GNOG.

12.1.3            If any Party possessing a right to indemnification under this Article 12 (the “Indemnified Party”) shall receive notice with respect to any matter which may give rise to a Liability Claim, then the Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) thereof in writing (the “Claim Notice”) describing the Liability Claim in reasonable detail. The Indemnifying Party shall promptly assume the defense of any such Liability Claim with counsel approved by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed) at the Indemnifying Party’s sole expense. The Indemnified Party must fully cooperate, as reasonably requested by the Indemnifying Party and at the Indemnifying Party’s expense, in the defense of such Liability Claim. The Indemnifying Party may not enter into any settlement or compromise of any Liability Claim, which settlement or compromise would result in any liability to the Indemnified Party, without the Indemnified Party’s prior written consent, which will not be unreasonably withheld.

12.2       Insurance. GNOG shall at all times maintain the following insurance underwritten by an insurer approved by DD in its reasonable discretion:

12.2.1            Commercial general liability insurance, (including coverage for contractual liability and advertising liability) with single-limit coverage, on an occurrence basis, of at least $1,000,000 per occurrence and naming DD as an additional insured;

12.2.2            Data breach insurance with coverage of at least $1,000,000 per occurrence;

12.2.3            Worker’s compensation insurance in an amount required by Law. GNOG shall provide a waiver of subrogation on its workers’ compensation policy in favor of DD; and

12.2.4            Cyber insurance in of at least $5,000,000 per occurrence and annual aggregate.

GNOG will furnish to DD certificates of insurance, together with endorsements, evidencing the foregoing coverage and a statement that coverage may not be cancelled, altered or permitted to lapse or expire without 30 days’ advance written notice to DD. Revised certificates of insurance shall be forwarded to DD each time a change in coverage or insurance carrier is made by GNOG, and/or upon renewal of expired coverages. Insurance required hereby shall be primary to any insurance carried by DD. Any one or more types of insurance coverages required in this Section 12.2 may be obtained, kept and maintained through a blanket or master policy or excess/umbrella policies insuring other entities (such as Affiliates), provided that (i) such blanket or master policy or excess/umbrella policies and the coverage effected thereby comply with all applicable requirements of this Agreement and (ii) the protection afforded under such blanket or master policy or excess/umbrella policies shall be no less than that which would have been afforded under a separate policy or policies relating only to the matters contemplated hereunder.

Article 13
MISCELLANEOUS

13.1       Effectiveness. The Parties acknowledge and agree that the terms and conditions of this Agreement are subject to the provisions of the IL Gaming Law, but shall otherwise become effective upon both Parties’ execution of this Agreement. Without limiting the forgoing, the Parties acknowledge and agree that no business may be conducted between the Parties until the Parties obtain the approval of the IGB.

13.2       No Partnership. The Parties acknowledge and agree that nothing in this Agreement shall be deemed to create a partnership, joint venture, agency or other association or a trust among the Parties.

13.3       No Third Party Beneficiaries. Except as specifically set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties (and their Affiliates to the extent provided herein) and their respective successors and permitted assigns.

13.4         Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided in Section 13.4.1 below, no Party may assign this Agreement or any of its rights, interests or obligations hereunder, whether by operation of law or otherwise, without the prior written approval of the other Party, which may be withheld in its sole and absolute discretion; provided, however, each Party shall have the right to assign this Agreement by reason of its merger, acquisition, or consolidation, or to an acquirer of all or substantially all of its assets without the prior consent of the other Party, so long as the assigning Party provides written notice thereof promptly following consummation and the assignee has obtained all regulatory approvals and permits in order to perform its obligations under this Agreement. DD agrees that in connection with any sale or transfer (directly or indirectly) of the Property, the Person acquiring the Property shall agree prior to the closing of the acquisition thereof, in writing, to assume and fully comply with the obligations of DD with respect to this Agreement, in which case such acquiring Person shall thereafter be deemed to have a separate and independent contractual relationship with GNOG under this Agreement and DD will be released from any further liabilities with respect thereto relating to any period from and after the date of such sale or transfer. Any prohibited assignment is void.

13.4.1            Notwithstanding the terms of Section 13.4 above, DD shall be required to assign this Agreement to the buyer, successor, acquirer, purchaser or otherwise surviving entity by reason of DD’s (i) merger, acquisition or consolidation, (ii) sale of all or substantially all of its assets, (iii) transfer of DD’s Operating License to an interactive gaming Affiliate as permitted under IL Gaming Law or (iv) sale of the Property; provided, that such assignee has the requisite Gaming Approvals to assume DD’s obligations hereunder and is otherwise able to perform the same.

13.4.2            Notwithstanding anything to the contrary in this Agreement, and subject to any Gaming Laws, GNOG shall be entitled, on notice to but otherwise without DD’s consent, to assign or subcontract this Agreement, in whole or in part, to a qualified Third Party, in the case of an assignment, or Subcontractor, in the case of a subcontract, with respect to the Online Sports Wagering, Online Casino Games, and Online Poker Games; provided, GNOG shall always remain responsible for the performance of its obligations under this Agreement regardless of the fact it has assigned or subcontracted this Agreement in accordance with the terms set forth herein. DD will reasonably cooperate with GNOG and any such assignee or Subcontractor, as applicable, in the assignment of this Agreement in order to give effect to this Section 13.4.2.

13.5         No Consequential Damages. Notwithstanding any other provision of this Agreement to the contrary, no Party shall be liable to any other Party for losses with respect to mental or emotional distress, exemplary, consequential, incidental, special damages, lost profits, diminution in value, damage to reputation or the like, including lost profits, even if such Party has been advised of the possibility of such damages.

13.6         Governing Law. THE LAWS OF THE STATE OF DELAWARE, USA, EXCLUSIVE OF ANY CONFLICTS OF LAW PRINCIPLES THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW, SHALL GOVERN THIS AGREEMENT FOR ALL PURPOSES.

13.7         Dispute Resolution.

13.7.1            Claims. The Parties agree that any claim will be governed by the dispute resolution procedures set forth in this Section 13.7. For purposes of this Section 13.7, claim means any dispute or claim between DD and GNOG arising out of or relating to this Agreement. Each party hereof irrevocably and unconditionally consents to resolve disputes in accordance with this Section 13.7, agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave, waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement, waives any right to require the posting of any security as a condition for any preliminary or permanent injunctive relief or specific performance, and waives any right to trial by jury with respect to Section 13.7.4.

13.7.2            Negotiations. In the event of a claim between the parties, unless a party is seeking injunctive relief to ensure the status quo, the one raising the claim will notify the other in a written notice describing in sufficient detail the nature of the dispute. Each party will then appoint one or more representatives to resolve the dispute. These representatives will promptly meet and negotiate in good faith to reach a fair and equitable settlement. If no settlement has been reached at the end of twenty (20) days from the date included in the written notice, either party may end discussions and declare an impasse.

13.7.3            Arbitration. In the event of an impasse, the dispute will be settled by arbitration in a location mutually agreed upon by the Parties (and if they cannot agree, then in Harris County, Texas) in accordance with the rules of the Commercial Arbitration Rules of the American Arbitration Association, unless otherwise agreed to herein. The Arbitrators shall apply the Governing law contained in Section 13.6.

(a)          Within 14 days of the referral to arbitration, each party shall select one person to act as an arbitrator and the two selected shall select a third arbitrator within 10 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association.

(b)          The arbitral proceedings shall be conducted in the English language.

(c)          Each party will submit a request for production of documents (and related electronic search terms) and identify custodians who may have knowledge or information regarding the dispute within twenty (20) Business Days of the referral to arbitration. Documents will be exchanged within sixty (60) days after identification of custodians. Third-party discovery will be permissible. All discovery issues shall be resolved by the arbitrators. The parties agree that subpoenas and discovery-related orders issued by the arbitrator(s) will be enforceable by court order. No other written discovery will be permitted.

(d)          Each party will be allowed to depose up to six (6) witnesses, which may include agents or personnel of the other party. DD and GNOG must submit a detailed disclosure of any proposed expert testimony (including findings and opinions) in a written report to be served within one hundred twenty (120) days after the referral to arbitration. After the disclosures and reports are issued, depositions of the fact and expert witnesses may occur, but each deposition may not exceed eight (8) hours.

(e)         The hearing date will be scheduled within twelve (12) months after the referral to arbitration. The pre-hearing deadlines established in Subsection (c) and (d) may be modified by agreement of the parties or direction of the arbitrators, provided that such modifications do not render impracticable the fulfillment of the fifteen-month deadline set forth herein.

(f)          Thirty (30) days prior to the hearing date, DD and GNOG will submit proposed arbitration awards to the arbitrators, which will simultaneously be exchanged by DD and GNOG.

(g)         DD and GNOG will be limited to up to six (6) witnesses that are identified pursuant to subsection (d) hereof, together with two (2) rebuttal witnesses. DD and GNOG will exchange written direct testimony for each witness, exhibits, and pre-hearing briefs two weeks before the hearing. The evidence at the hearing will be limited in scope to the exhibits and disclosures made at that time. The pre-hearing brief will address all issues of law, or such issues will be waived.

(h)         The hearing will be limited to no more than three (3) days per party, with hearings on consecutive days.

(i)          The arbitrators will choose one award from the submitted awards.

(j)          The arbitrators’ decision will be final and the parties agree to abide by the rulings thereof. The parties shall each be responsible for one-half of all costs, expenses, and fees charged by or attributable to the arbitrators for any services conducted pursuant to this Agreement. In no event will any party be awarded punitive or exemplary damages or any other damages not measured by the prevailing party’s actual damages. All arbitration proceedings shall be confidential, except to the extent that disclosure is necessary to enforce an arbitration award in a court of competent jurisdiction.

13.7.4            Litigation. Each Party acknowledges and agrees that, solely to compel arbitration, enforce an arbitration award consistent with Section 13.7, or for a claim for injunctive relief to preserve the status quo, such action may be brought in any state court of competent jurisdiction located in the State of Illinois; provided, however, each Party may bring such action in any court having jurisdiction over this Agreement and the Parties.

13.7.5            Injunctive Relief. The parties hereto agree that irreparable damages may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement as outlined in Section 13.7.4.

13.8         LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, WITH THE EXCEPTION OF ANY LIABILITY ARISING FROM (A) DD’S BREACH OF SECTION 8.2.1 OR ARTICLE 9 OF THIS AGREEMENT, (B) EACH PARTY’S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN ARTICLE 12 OR SECTION 13.18, AND/OR (C) either party’s FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, NEITHER PARTY’S LIABILITY, IN THE AGGREGATE (WHETHER SUCH CLAIMS ARE RELATED OR UNRELATED TO ONE ANOTHER) FOR ALL LOSSES, CLAIMS, SUITS, CONTROVERSIES, BREACHES, OR DAMAGES FOR ANY CAUSE WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, THOSE ARISING OUT OF OR RELATED TO THIS AGREEMENT) AND REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY SHALL NOT EXCEED THE AMOUNT OF FEES AND ALL OTHER SUMS RECEIVED BY DD OR OTHERWISE OWED BY GNOG PURSUANT TO THIS AGREEMENT.

13.9         Amendment and Waiver. No modification, amendment, or waiver of any provision of this Agreement will be effective unless such modification, amendment, or waiver is approved in writing by each Party. The failure of any Party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

13.10       Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter herein and supersedes and preempts any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related to the subject matter of this Agreement in any way.

13.11       Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, including counterparts transmitted electronically by facsimile or emailed .pdf signatures, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Each Party agrees to accept the electronically transmitted signature of the other Party and to be bound by its own electronically transmitted signature.

13.12       Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any Party may desire or be required to give hereunder must be in writing and must be given (a) by hand delivery, (b) by a recognized overnight courier service providing confirmation of delivery overnight courier, or (c) by Portable Document Format (PDF), to the addresses set forth below or at such other address as the Parties may specify by notice given to the other Parties in accordance with this Section 13.12. A notice sent by overnight courier shall be deemed given on the next Business Day after the day said notice is delivered to the overnight courier. A notice sent by hand delivery, or by PDF shall be deemed given on the day sent (provided such PDF document is electronically confirmed received and is followed by delivery pursuant to (a) or (b) above).

If to GNOG:

Golden Nugget Online Gaming, Inc.
1510 West Loop South
Houston, Texas 77027
Attn: President Email: [***].
with copy to:

Golden Nugget Online Gaming, Inc.
1510 W. Loop South
Houston, Texas 77027
Attn: Legal Department Email: [***].

If to DD:

Danville Development, LLC
1265 Scottsville Road
Rochester, New York 14624
Attn: Vice President Email: [***].

with copy to:

Harris Beach PLLC
99 Garnsey Road
Pittsford, New 14534
Attn: Shawn M. Griffin
Email: [***].

13.13       Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

13.14       Joint Preparation of Agreement. The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. Each of the Parties acknowledges that it is sophisticated in business matters of the type contemplated hereby and has been advised by experienced counsel and, to the extent it has deemed necessary, other advisers in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.15       Recitals. The Recitals set forth above are true and correct and are hereby incorporated into this Agreement as set forth at length herein.

13.16       Headings. Sections and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or extent of this Agreement or any provision hereof.

13.17       Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

13.18       Independent Contractor Status. Each Party and its employees are independent contractors in relation to the other Party with respect to all matters arising under this Agreement. Nothing herein shall be deemed to establish a partnership or employment relationship between the Parties. Each Party shall remain responsible for and shall indemnify and hold harmless the other Party for the withholding and payment of all Federal, state and local personal income, wage, earnings, occupation, social security, unemployment, sickness, workers compensation and disability insurance taxes, payroll levies, employee benefit requirements or obligations (under ERISA, state Law or otherwise) now existing or hereafter enacted and attributable to themselves and their respective employees.

13.19       Further Assurances. In case any further action is necessary to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under this Agreement).

13.20       No Right to GNOG Marks. For the avoidance of doubt, nothing contained in this Agreement shall be construed as conferring any right to use or license in any trademark, trade dress, copyright, logo, or other proprietary marks of GNOG or its Affiliates, whether registered or unregistered (“GNOG Marks”). Without the prior permission of GNOG in each instance, DD shall have no right to use any GNOG Marks in connection with its operation of the GNOG Gaming Service or its operations hereunder and, except as may be required by the IL Gaming Laws, DD shall not imply or hold itself out to be affiliated in any way with GNOG or its Affiliates.

13.21       No Right to DD Marks. For the avoidance of doubt, nothing contained in this Agreement shall be construed as conferring any right to use or license in any trademark, trade dress, copyright, logo, or other proprietary marks of DD or its affiliates, whether registered or unregistered (“DD Marks”). Without the prior permission of DD in each instance, GNOG shall have no right to use any DD Marks in connection with GNOG’s operation of the GNOG Gaming Service or its operations hereunder and, except as may be required by the IL Gaming Laws, GNOG shall not imply or hold itself out to be affiliated in any way with DD or its Affiliates.

13.22       Non-Solicitation. During the Term and for one (1) year following any termination or expiration of this Agreement, neither Party will, without the prior written consent of the other Party, either directly or indirectly, solicit or attempt to solicit, divert, or hire away any executives employed by the other Party, provided, however, that nothing in this Section shall prohibit the use of a general solicitation in a publication or by other means not targeted at the other Party’s employees.

13.23       Non-Disparagement. During the Term and five (5) years thereafter, each Party agrees to take no action which is intended, or would reasonably be expected, to harm the reputation of the other Party or any of its officers, directors, or employees or which would reasonably be expected to lead to unwanted or unfavorable publicity to the other Party or any of its officers, directors, or employees.

13.24       No Public Statements. Neither Party will issue any press release or make any public statement about this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, the Parties desire to mutually develop a joint press release to be issued on or after the full execution of this Agreement.

13.25       Force Majeure. Whenever a day is appointed herein on which, or a period of time is appointed in which, either Party is required to do or complete an act, matter, or thing, the time for the performance or completion thereof shall be extended by a period of time equal to the number of days on or during which such Party is prevented from, or is unreasonably interfered with, the performance or completion of such act, matter or thing because of an event of Force Majeure.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

DANVILLE DEVELOPMENT, LLC,		GOLDEN NUGGET ONLINE GAMING, INC.,

a New York limited liability company		a New Jersey corporation

By:	/s/ Thomas C. Wilmot	By:	/s/ Thomas Winter
Name:	Thomas C. Wilmot	Name:	Thomas Winter
Title:	Chief Executive Officer	Title:	President

EXHIBIT A

GO-LIVE DATE AGREEMENT

Golden Nugget Online Gaming, Inc., a New Jersey corporation (“GNOG”), and DANVILLE DEVELOPMENT, LLC, a New York limited liability company (“DD”), have entered into a certain Online Gaming Operations Agreement dated as of _______________, 202_ (the “Agreement”).

WHEREAS, GNOG and DD wish to confirm and memorialize the Go-Live Date as provided for in the Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and in the Agreement, GNOG and DD agree as follows:

1.            Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Agreement.

2.            The Go-Live Date is ______________________, 202_.

3.            The Initial Term will expire on _________________________, 204_ subject to any renewals as provided in the Agreement.

4.            Except as expressly set forth herein, all terms and provisions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect and binding on the parties hereto.

5.            The Agreement and this Go-Live Date Agreement contain all of the terms, covenants, conditions, and agreements between the GNOG and DD relating to the subject matter herein. No prior agreements or understandings pertaining to such matters are valid or of any force and effect.

DANVILLE DEVELOPMENT, LLC,	GOLDEN NUGGET ONLINE GAMING, INC.,

a New York limited liability company	a New Jersey corporation

By:	By:
Name:	Name:
Title:	Title:

Exhibit A

EXHIBIT B

DD REIMBURSED EXPENSES

“DD Reimbursed Expenses” means, without duplication,

(a)	One hundred percent (100%) of all costs incurred by DD solely on behalf of, solely for the benefit of, or solely relating to GNOG or the GNOG Gaming Service, including without limitation, (i) Gaming Taxes attributable to the GNOG Gaming Service and (ii) costs, fees, assessments, fines, or penalties incurred by DD for any reporting, certification, or other regulatory requirements under IL State Gaming Regulations or imposed by the IGB, that in each case can be attributed specifically to the GNOG Gaming Service, including without limitation any responsible gaming fees or studies required under IL State Gaming Regulations; provided, that (A) for any fine or penalty, (1) each such fine or penalty results from an act or omission of GNOG; (2) DD has, whenever possible, provided GNOG with prior written notice of such fine or penalty; and (3) DD has, whenever possible, given GNOG a reasonable opportunity to advise on negotiating or contesting such fine or penalty with the applicable Governmental Entity, provided, that DD should have final control on resolution;

(b)	One hundred percent (100%) of all out-of-pocket costs incurred by DD solely on behalf of, solely for the benefit of, or solely relating to GNOG or the GNOG Gaming Service, including without limitation payments by DD in connection with cage withdrawals by GNOG customers; and

(c)	[***].

Notwithstanding the foregoing, GNOG shall not be responsible for any rental, utility or other costs for use of space in the Equipment Room.

Exhibit B